Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	CONTACTS:	Watson Pharmaceuticals, Inc.
Patty Eisenhaur
Director, Investor Relations
(951) 493-5611

WATSON PHARMACEUTICALS REPORTS
FIRST QUARTER 2007 RESULTS

—  Company Reports Total Net Revenue of $672 Million  —

  —  GAAP EPS of $0.29 and Adjusted EPS of $0.34  —

—  Company Reports Strong Adjusted EBITDA and Operating Cash Flow  —

CORONA, CA — May 1, 2007 — Watson Pharmaceuticals, Inc. (NYSE: WPI), a leading specialty pharmaceutical company, today reported revenue and earnings for its first quarter ended March 31, 2007.

Net revenue for the first quarter 2007 was $671.6 million and net income was $31.6 million, or $0.29 per diluted share.  Net income for the first quarter 2007 included charges related to the acquisition of Andrx Corporation (the “Andrx Acquisition”), debt repurchase costs, charges related to a legal settlement and a gain on the sale of securities.  Excluding special items as detailed in the reconciliation table below, adjusted net income for the first quarter was $37.3 million, or $0.34 per diluted share.

Excluding special items as detailed in the EBITDA reconciliation table below, adjusted EBITDA for the first quarter 2007 was $137.2 million.

Cash flow from operations for the first quarter of 2007 was $88.3 million; cash and marketable securities were $82.5 million as of March 31, 2007.  During the first quarter, the Company made $150 million in debt payments, satisfying its debt repayment obligation for 2007.

“Over the past several years we have been actively working on several strategic initiatives to strengthen our business and provide future growth,” began Allen Chao, Ph.D., Watson’s Chairman and Chief Executive Officer. “These initiatives include expanding our pipeline in both Generic and Proprietary product areas, reducing operating costs, and strengthening our relationships with our alliance partners.  We are already beginning to see the benefits of these strategies and believe that our continued focus on them will further enhance our product revenues, operating margins and net income in the future.”

First Quarter 2007 Business Segment Results

Generic Segment Information

	Three Months Ended
	March 31,
(Unaudited; in thousands)	2007	2006
Generic segment contribution
Product sales	$411,475	$321,415
Other revenue	13,150	675
Net revenue	424,625	322,090
Cost of sales	272,623	217,384
Gross profit	152,002	104,706
Gross margin	35.8%	32.5%

Research and development	26,513	20,495
Selling and marketing	14,549	12,938
Segment contribution	$110,940	$71,273
Segment margin	26.1%	22.1%

Generic segment net revenue for the first quarter of 2007 increased 32 percent or $102.5 million to $424.6 million, compared to $322.1 million in the prior year period.

Generic product sales increased $90.1 million to $411.5 million, primarily due to increased sales of oxycodone HCl controlled-release tablets and the addition of Andrx product revenue.  In late February, the Generic division discontinued the distribution of oxycodone HCl controlled-release tablets. Sales of generic oral contraceptives increased $9.6 million to $85.6 million.

Other revenue increased $12.5 million to $13.2 million, due to the addition of commission revenue related to fentanyl citrate.

Gross margin for the Generic segment increased from 32.5 percent in the first quarter 2006 to 35.8 percent in the first quarter 2007 due primarily to an increase in other revenue.

Brand Segment Information

	Three Months Ended
	March 31,
(Unaudited; $ in thousands)	2007	2006
Brand Segment Contribution
Product sales	$90,638	$83,237
Other revenue	10,902	1,906
Net revenue	101,540	85,143
Cost of sales	25,216	17,370
Gross profit	76,324	67,773
Gross margin	75.2%	79.6%

Research and development	11,295	9,342
Selling and marketing	26,411	28,975
Segment contribution	$38,618	$29,456
Segment margin	38.0%	34.6%

Brand segment net revenue for the first quarter of 2007 increased 19 percent, or $16.4 million to $101.5 million, compared to $85.1 million in the prior year period due to an increase in Specialty Product sales and revenue from the promotion of AndroGel®.

Distribution Segment Information

Three
Months Ended
(Unaudited; $ in thousands)	March 31, 2007
Distribution segment contribution
Product sales	$145,440
Other revenue	—
Net revenue	145,440
Cost of sales	126,882
Gross profit	18,558
Gross margin	12.8%

Research and development	—
Selling and marketing	14,203
Total operating expenses	14,203
Segment contribution	$4,355
Segment margin	3.0%

Cost of sales for the three months ended March 31, 2007 include $2.5 million in Andrx Acquisition-related inventory charges.

Other Operating Expenses

Consolidated general and administrative expenses for the first quarter of 2007 increased $23.3 million to $48.1 million, compared to $24.8 million in the prior year period, primarily due to the Andrx Acquisition.

2007 Financial Outlook

Watson’s forecasts are based on the Company’s actual results for the first quarter 2007, and management’s current belief about prescription trends, pricing levels, inventory levels and the anticipated timing of future product launches.  The current forecast excludes approximately $11 million ($6.8 million net of tax, or $0.06 per diluted share) of anticipated costs associated with the Andrx Acquisition and other non-operating gains and losses.

Watson estimates total net revenue for the full year of 2007 at between $2.50 billion and $2.60 billion.

Net Revenue Estimates by Segment

For the Twelve Months Ended December 31, 2007	(in millions)
Generic Segment	$1,500 - $1,625
Brand Segment	$380 - $405
Distribution	$575 - $615

Research and development investment for 2007 is expected to be between 6 and 6.5 percent of total revenue, due primarily to an increase in clinical study costs associated with Watson’s product pipeline.

Selling, general and administrative expenses for 2007 are expected to be between 16.5 and 17 percent of total revenue.

Adjusted earnings per diluted share for 2007 is expected to be between $1.20 and $1.30. Excluding special items as detailed in the EBITDA reconciliation table below, adjusted EBITDA is expected to be between $527 and $547 million.

Webcast and Conference Call Details

Watson will host a conference call and webcast today at 5:00 p.m. Eastern Daylight Time to discuss 2007 first quarter results, projections for the remainder of 2007 and recent corporate developments.  The dial-in number to access the call is (877) 251-7980, or from international locations, (706) 643-1573.  A taped replay of the call will be available by calling (800) 642-1687 with access pass code 6647992.  The replay may be accessed from international locations by dialing (706) 645-9291 and using the same pass code.  This replay will remain in effect until midnight Pacific Daylight Time, Friday, May 11, 2007.  To access the live webcast, go to Watson’s Investor Relations Web site at http://ir.watsonpharm.com.

About Watson Pharmaceuticals, Inc.

Watson Pharmaceuticals, Inc., headquartered in Corona, California, is a leading specialty pharmaceutical company that develops, manufactures, markets, sells and distributes brand and generic pharmaceutical products.  Watson pursues a growth strategy combining internal product development, strategic alliances and collaborations and synergistic acquisitions of products and businesses.

For press release and other company information, visit Watson Pharmaceuticals’ Web site at http://www.watsonpharm.com.

Forward-Looking Statement

Statements contained in this press release that refer to Watson’s estimated or anticipated future results or other non-historical facts are forward-looking statements that reflect Watson’s current perspective of existing trends and information as of the date of this release.  For instance, any statements in this press release concerning prospects related to Watson’s strategic initiatives, product introductions and anticipated financial performance are forward-looking statements.  It is important to note that Watson’s goals and expectations are not predictions of actual performance.  Watson’s performance, at times, will differ from its goals and expectations.  Actual results may differ materially from Watson’s current expectations depending upon a number of factors affecting Watson’s business.  These factors include, among others, the inherent uncertainty associated with financial projections; the impact of competitive products and pricing; successful integration of strategic transactions, including the Company’s March 16, 2006 acquisition of Sekhsaria Chemicals, Ltd. and its November 3, 2006 acquisition of Andrx Corporation; the ability to timely resolve with FDA the pending Official Action Indicated status of the Davie, Florida manufacturing facility; the ability to timely and cost effectively integrate Watson and Andrx’s operations; the ability to recognize the anticipated synergies and benefits of strategic transactions, including the Andrx Acquisition; variability of revenue mix between the Company’s Brand and Generic business units; periodic dependence on a small number of products for a material source of net revenue or income; variability of trade buying patterns; changes in generally accepted accounting principles; risks that the carrying values of assets may be negatively impacted by future events and circumstances; timely and successful consummation and implementation of strategic initiatives; the timing and success of product launches; the difficulty of predicting the timing or outcome of product development efforts and FDA or other regulatory agency approvals or actions; the uncertainty associated with the identification and successful consummation of external business development transactions; market acceptance of and continued demand for Watson’s products; costs and efforts to defend or enforce intellectual property rights; difficulties or delays in manufacturing; the availability and pricing of third party sourced products and materials; successful compliance with FDA and other governmental regulations applicable to Watson’s and its third party manufacturers’ facilities, products and/or businesses; uncertainties related to the timing and outcome of litigation and other claims; changes in the laws and regulations, including Medicare and Medicaid, affecting among other things, pricing and reimbursement of pharmaceutical products; and such other risks and uncertainties detailed in Watson’s periodic public filings with the Securities and Exchange Commission, including but not limited to Watson’s Annual Report on Form 10-K for the year ended December 31, 2006.  Except as expressly required by law, Watson disclaims any intent or obligation to update these forward-looking statements.

The following table presents Watson’s results of operations for the three months ended March 31, 2007 and 2006:

Table 1

Watson Pharmaceuticals, Inc.

Condensed Consolidated Statements of Income

(Unaudited; in thousands, except per share amounts)

	Three Months Ended
	March 31,
	2007	2006
		Restated*
Net revenues	$671,605	$407,233
Cost of sales	424,720	234,754
Gross profit	246,885	172,479

Operating expenses:
Research and development	37,808	29,837
Selling, general and administrative	103,218	66,750
Amortization	43,933	41,100
Total operating expenses	184,959	137,687

Operating income	61,926	34,792

Other (expense) income:
Earnings (losses) on equity method investments	1,439	(285)
Gain on sale of securities	1,789	3,695
Loss on early extinguishment of debt	(2,729)	(720)
Interest income	2,929	6,252
Interest expense	(13,876)	(3,301)
Other income	175	105
Total other (expense) income, net	(10,273)	5,746

Income before income tax provision	51,653	40,538
Provision for income taxes	20,041	15,364
Net income	$31,612	$25,174

Diluted earnings per share	$0.29	$0.23

Diluted weighted average shares outstanding	116,612	116,541

*Earnings (loss) on equity method investments has been restated for all periods presented to account for our investment in common shares of Andrx prior to the Andrx Acquisition using the equity method of accounting in accordance with Accounting Principles Board (“APB”) Opinion No. 18, “The Equity Method of Accounting for Investments in Common Stock” (“APB 18”).

The following table presents Watson’s Condensed Consolidated Balance Sheets as of March 31, 2007 and December 31, 2006:

Table 2

Watson Pharmaceuticals, Inc.

Condensed Consolidated Balance Sheets

(Unaudited; in thousands)

	March 31,	December 31,
	2007	2006
Assets
Cash and cash equivalents	$73,550	$154,171
Marketable securities	8,981	6,649
Accounts receivable, net	375,608	384,692
Inventories	492,345	517,236
Other current assets	151,185	198,928
Property and equipment, net	696,119	697,415
Investments and other assets	136,848	131,725
Product rights and other intangibles, net	735,503	779,284
Goodwill	875,443	890,477
Total Assets	$3,545,582	$3,760,577

Liabilities & Stockholders’ Equity
Current liabilities	$451,639	$689,929
Long-term debt	1,074,210	1,124,145
Deferred income taxes and other liabilities	305,857	266,115
Stockholders’ equity	1,713,876	1,680,388
Total liabilities and stockholders’ equity	$3,545,582	$3,760,577

The following table presents Watson’s Condensed Consolidated Statements of Cash Flows for the three months ended March 31, 2007 and 2006:

Table 3

Watson Pharmaceuticals, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited; in thousands)

	Three Months Ended March 31,
	2007	2006
		Restated*
Cash Flows from Operating Activities:
Net income	$31,612	$25,174
Reconciliation to net cash provided by operating activities:
Depreciation and amortization	61,962	53,174
Deferred income tax provision (benefit)	52,775	(18,101)
Provision for inventory reserve	11,427	5,484
Restricted stock and stock option compensation	3,402	2,850
Other adjustments to reconcile net income to net cash provided	(41)	(3,837)
Changes in assets and liabilities:
Accounts receivable, net	12,083	64,440
Inventories	9,063	(23,698)
Accounts payable and accrued expense	(83,596)	(4,524)
Income taxes payable	(42,206)	34,129
Other changes to assets and liabilities	31,758	619
Total adjustments	56,627	110,536
Net cash provided by operating activities	88,239	135,710

Cash Flows from Investing Activities:
Additions to property, equipment and product rights	(16,897)	(9,765)
Acquisition of business, net of cash acquired	—	(29,578)
Other	(1,429)	(7,826)
Net cash used in investing activities	(18,326)	(47,169)

Cash Flows from Financing Activities:
Payments on term loan and long-term debt	(151,661)	—
Proceeds from stock plans and other	1,127	3,745
Other	—	(3)
Net cash (used in) provided by financing activities	(150,534)	3,742
Net (decrease) increase in cash and cash equivalents	(80,621)	92,283
Cash and cash equivalents at beginning of period	154,171	467,451
Cash and cash equivalents at end of period	$73,550	$559,734

*Earnings (loss) on equity method investments has been restated for all periods presented to account for our investment in common shares of Andrx prior to the Andrx Acquisition using the equity method of accounting in accordance with Accounting Principles Board (“APB”) Opinion No. 18, “The Equity Method of Accounting for Investments in Common Stock” (“APB 18”).

The following table presents a reconciliation of reported net income and earnings per diluted share to adjusted net income and earnings per share for the three months ended March 31, 2007 and 2006:

Table 4

Watson Pharmaceuticals, Inc.

Reconciliation Table

(Unaudited; in thousands except per share amounts)

	Three Months Ended March 31,
	2007	2006
		Restated*
Diluted earnings per share calculation

Reported GAAP net income	$31,612	$25,174
Adjusted for:
Acquisition charges	7,361	93
Gain on sale of securities	(1,789)	(3,695)
Loss on debt repurchase	2,729	720
Legal settlement	1,000	—
Income taxes	(3,609)	1,078
Adjusted net income	37,304	23,370
Add: Interest expense on CODES, net of tax	1,943	1,675
Adjusted net income, adjusted for interest on CODES	$39,247	$25,045

Basic weighted average common shares outstanding	101,927	101,615
Effect of dilutive securities:
Conversion of CODES	14,357	14,357
Dilutive stock options	328	569
Diluted weighted average common shares outstanding	116,612	116,541

Diluted earnings per share - GAAP	$0.29	$0.23

Diluted earnings per share - adjusted	$0.34	$0.21

*Earnings (loss) on equity method investments has been restated for all periods presented to account for our investment in common shares of Andrx prior to the Andrx Acquisition using the equity method of accounting in accordance with Accounting Principles Board (“APB”) Opinion No. 18, “The Equity Method of Accounting for Investments in Common Stock” (“APB 18”).

The following table presents a reconciliation of reported net income for the three months ended March 31, 2007 and 2006 to adjusted EBITDA:

Table 5

Watson Pharmaceuticals, Inc.

Adjusted EBITDA Reconciliation Table

(Unaudited; in millions)

	Three Months Ended March 31,
	2007	2006
		Restated*
GAAP net income	$31.6	$25.2
Plus:
Interest expense	13.9	3.3
Interest income	(2.9)	(6.3)
Provision for income taxes	20.0	15.4
Depreciation	18.0	12.1
Amortization	43.9	41.1
EBITDA	124.5	90.8
Adjusted for:
Share-based compensation	3.4	2.8
Acquisition related charges	7.4	0.1
Litigation charge	1.0	—
Loss on debt repurchase	2.7	0.7
Gain on sales of securities	(1.8)	(3.7)
Adjusted EBITDA	$137.2	$90.7

*Earnings (loss) on equity method investments has been restated for all periods presented to account for our investment in common shares of Andrx prior to the Andrx Acquisition using the equity method of accounting in accordance with Accounting Principles Board (“APB”) Opinion No. 18, “The Equity Method of Accounting for Investments in Common Stock” (“APB 18”).